Exhibit 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We have issued our report dated April 4, 2024 with respect to the consolidated financial statements of MANSE USA LLC contained in this Offering Statement on Form 1-A. We consent to the use of the aforementioned report in this Offering Statement.

/s/ Malesys & Trost CPA PLLC

Malesys & Trost CPA PLLC.

Washington, D.C.

January 14, 2025